Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED BYLAWS OF

THRESHOLD PHARMACEUTICALS, INC.

(A DELAWARE CORPORATION)

On September 29, 2016, the Board of Directors of Threshold Pharmaceuticals, Inc. (the “Corporation”) approved an amendment to the Amended and Restated Bylaws of the Corporation to add a new Article X, which shall read in its entirety as follows:

“ARTICLE X

FORUM88 FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article X.”